Exhibit 10.14

AMERICAN MEDICAL SYSTEMS, INC.
EXECUTIVE VARIABLE INCENTIVE PLAN
For 2005

I. PURPOSE

American Medical Systems, Inc. (AMS) is dedicated to excellence in performance and in creating a strong link between performance and compensation. This plan is designed to reward senior management team members of AMS with performance-based compensation for achieving and surpassing specified company financial goals of long-term company growth and business improvement. The Plan aligns with shareholder value drivers of sales growth and operating profit and supports wise use of and decisions regarding capital investments.

II. PERFORMANCE MEASURES — 100% OF THE VARIABLE INCENTIVE

The quarterly pool contributions will be calculated at the end of each fiscal quarter using the following formula: 6.2 percent of (A) the product of (x) each fiscal quarter’s year-over-year sales growth rate (percent) less 14.25 percent and (y) each quarter’s year-over-year increase in sales dollars; plus (B) 1.5 percent of operating income in excess of a capital charge (15 percent annually of net non-cash assets employed in the business).

Each quarter, the actual pool contributions for four quarters (the current plus three past quarters) will be averaged to calculate the actual bonus pool for payout. Each participant will receive a quarterly bonus payment in relation to their individual target payment equivalent to the relationship between that quarter’s actual bonus pool calculation and the quarter’s target pool amount.

III. BONUS PAYOUT

The pool is divided among Plan participants according to an individual bonus amount assigned according to the competitive level of variable compensation for that position.

Bonus potential increases for all participants as the pool increases due to results.

IV. PARTICIPATION

Participants in this Plan effective January 1, 2005 will be members of the Operating Team of the Company. Participation by new operating team members during the year who are not officers, but who were anticipated as plan participants at the time of plan approval, will require the approval of the President and CEO who will determine if new operating team members will be added during the year on a pro-rated basis or at the beginning of the next year. Participation by new operating team members who were not anticipated at the time of plan approval will also be subject to approval of the Compensation Committee. Participation by new operating team members who are also officers will also be subject to approval of the Compensation Committee and the Board of Directors.

If employment of a participant is terminated due to his/her performance or the individual voluntarily leaves the Company, the incentive award is forfeited for that individual for that Plan year.

IV. APPROVAL, AUTHORIZATION, AND TERMS

The Executive Variable Incentive Plan, its terms, policies, revisions and measures are under the full approval of the Compensation Committee of the Board of Directors. Any modifications or adjustments to the Plan and performance measures or consideration of unusual transactions must be approved by the Compensation Committee of the Board of Directors.

Participation in the Plan is not an employment contract or any implied assurance of continued employment.

V. INCENTIVE PAYMENT

Bonus payment will be issued as soon as feasible after the close of the quarter’s financial statements. Payment will be in lump sum.

If an individual’s position changes during the year, the individual’s target bonus may be changed, if so approved by the President and CEO and the Compensation Committee.